Exhibit 21.1

Subsidiaries of Sanchez Energy Corporation*

Name	Jurisdiction
SEP Holdings III, LLC	DE
SN Marquis LLC	DE

*	This Exhibit lists the entities that will be subsidiaries of Sanchez Energy Corporation following the consummation of the transactions contemplated by (i) a Contribution, Conveyance and Assumption Agreement we will enter into concurrently with the closing of our initial public offering and (ii) a Contribution Agreement, the closing of the transactions contemplated by which will take place concurrently with the closing of our initial public offering. A form of such Contribution, Conveyance and Assumption Agreement is filed as Exhibit 2.1 to this Registration Statement. The Contribution Agreement is filed as Exhibit 2.2 to this Registration Statement.